Exhibit 4.2

Expedia Group, Inc.,
as Issuer,

and

U.S. Bank Trust Company, National Association,
as Trustee

THIRD
SUPPLEMENTAL
INDENTURE

dated as of April 10, 2026

to the Indenture
dated as of February 21, 2025

$1,000,000,000 Aggregate Principal Amount
of
5.500% Senior Notes due 2036

TABLE OF CONTENTS

Page

Article One

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1	Definitions	1
Section 1.2	Other Definitions	7
Section 1.3	Incorporation by Reference of Trust Indenture Act	7

Article Two

THE NOTES

Section 2.1	Creation of Series of Securities	8
Section 2.2	Terms and Form of the Notes; Book Entry Provisions	8
Section 2.3	Issuance of Additional Notes	8

Article Three

REDEMPTION

Section 3.1	Optional Redemption	9
Section 3.2	Selection of Notes to be Redeemed	9
Section 3.3	Sinking Fund	9

Article Four

CERTAIN COVENANTS

Section 4.1	Limitations on Liens	10
Section 4.2	Limitation on Sale and Lease-Back Transactions	11
Section 4.3	Change of Control Triggering Event	12
Section 4.4	When the Company May Merge or Transfer Assets	14
Section 4.5	Successor Corporation Substituted	14

i

ii

EXHIBIT A	FORM OF 5.500% SENIOR NOTE DUE 2036

SCHEDULE A	SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

iii

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 10, 2026, by and among Expedia Group, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

WHEREAS, the Company, certain Subsidiaries of the Company and the Trustee entered into the Indenture, dated as of February 21, 2025 (the “Base Indenture” and, as supplemented and amended by this Supplemental Indenture and further supplemented or amended from time to time with respect to the Notes, the “Indenture”);

WHEREAS, Section 11.01 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the form and terms of the Securities (as defined in the Base Indenture) of any series as contemplated by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company desires to establish and issue a new series of Securities to be designated as the Company’s 5.500% Senior Notes due 2036 pursuant to the Base Indenture, as supplemented and amended by this Supplemental Indenture, which Notes (as defined below) shall be senior unsecured obligations of the Company; and

WHEREAS, the Company desires to enter into a supplemental indenture pursuant to Sections 2.01, 3.01 and 11.01 of the Base Indenture to establish the form and terms of the Notes and to add to or change the provisions of the Base Indenture as necessary and advisable to facilitate the issuance of the Notes, as contemplated by Sections 2.01 and 3.01 of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (as defined herein), if any, issued from time to time (the Additional Notes, together with the Initial Notes, the “Notes”), hereby enter into this Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

Article One

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1     Definitions.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Base Indenture.

“Additional Notes” means Notes issued under the Indenture after the Issue Date and in compliance with Section 2.3.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the Persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the Persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the Persons referred to in clause (a) or (b) of this definition or created by any such Person for the benefit of any charitable organization or for a charitable purpose.

“Attributable Debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Change of Control” means the occurrence of any one of the following events:

(1)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)            individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(3)            the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)            the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and either (i) each transferee becomes a Subsidiary of the transferor of such assets or (ii) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the transferee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of assets of the Company and its consolidated Subsidiaries after deducting all current liabilities other than (1) short-term borrowings, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases, as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP at the end of the most recently completed fiscal quarter or fiscal year, as applicable.

“Credit Agreement” means the Credit Agreement, dated as of March 27, 2026, among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, as the same has been amended, supplemented or otherwise modified on or prior to the date hereof, and as may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Company deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an Officers’ Certificate delivered to the Trustee.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof.

“DTC” means The Depository Trust Company.

“Fitch” means Fitch Ratings Inc., a subsidiary of Hearst Communications, Inc., and its successors.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“H.15” has the meaning given to such term in the definition of “Treasury Rate”.

“H.15 TCM” has the meaning given to such term in the definition of “Treasury Rate”.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Securities Register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“Initial Notes” means the first $1,000,000,000 aggregate principal amount of Notes issued under the Indenture on the date hereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by the Company.

“Issue Date” means April 10, 2026.

“Lien” means any mortgage, security interest, pledge, lien, charge or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any of the Company’s direct or indirect Subsidiaries or (2) the financing of a project involving the development or expansion of properties of the Company or any of the Company’s direct or indirect Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any of the Company’s direct or indirect Subsidiaries or any of the Company’s or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning assigned to it in the recitals to this Supplemental Indenture. The Notes issued under the Indenture include the Initial Notes and Additional Notes, if any, unless the context otherwise requires.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by Depositary) or any successor Person thereto and will initially be the Trustee.

“Officer” means, with respect to the Company, the Chairperson of the Board, President, the Chief Executive Officer, the Controller, the Chief Operating Officer, any Executive or Senior Vice President, Managing Director or any Vice President (whether or not designated by a number or numbers or word added before or after the title “Vice President”), the Treasurer, the Assistant Treasurer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Legal Officer, the General Counsel, the Secretary or the Assistant Secretary, in each case, of the Company.

“Par Call Date” means January 15, 2036, the date that is three (3) months prior to the Stated Maturity of the Notes.

“Permitted Holders” means Barry Diller and his affiliates (including, without limitation, any Affiliated Holders) and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such Persons collectively exercise a majority of the voting power.

“principal” means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time; provided, however, that for purposes of calculating any such premium, the term “principal” shall not include the premium with respect to which such calculation is being made.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if all but one of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available and as a result only one of Moody’s, S&P or Fitch (or, in each case, a Substitute Rating Agency therefor) would rate the Notes or make a rating of the Notes publicly available, the Company will appoint a replacement for at least one such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act to ensure that at least two such Rating Agencies are rating the Notes (a “Substitute Rating Agency”).

“Ratings Event” means ratings of the Notes are lowered by at least two Rating Agencies and the Notes are rated below Investment Grade by at least two Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies). For the avoidance of doubt, the Trustee shall have no responsibility to determine whether a Ratings Event has occurred.

“Remaining Life” has the meaning given to such term in the definition of “Treasury Rate”.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof until the exercise of such option by such holder).

“Substitute Rating Agency” has the meaning given to such term in the definition of “Rating Agency”.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

(i)         The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(ii)        If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” means the party named as such in the preamble to this Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and, thereafter, means such successor.

“Voting Stock” of a Person means all classes of equity securities of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.2     Other Definitions.

Term	Defined in Section
“Base Indenture”	Recitals
“Change of Control Offer”	4.3(b)
“Company”	Recitals
“Event of Default”	7.1
“Indenture”	Recitals
“Supplemental Indenture”	Preamble

Section 1.3     Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in, and made a part of, this Supplemental Indenture with respect to (and only with respect to) the Notes. Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Supplemental Indenture.

Article Two

THE NOTES

Section 2.1     Creation of Series of Securities. Pursuant to Section 3.01 of the Base Indenture, there is hereby created a new series of Securities designated as the “5.500% Senior Notes due 2036” in an unlimited aggregate principal amount. On the Issue Date, the Company will issue $1,000,000,000 in aggregate principal amount of the Notes.

Section 2.2     Terms and Form of the Notes; Book Entry Provisions.

(a)            The Initial Notes issued on the Issue Date will be represented by one or more Global Notes in the name of Cede & Co., as a nominee of The Depository Trust Company, which shall be the Depositary for the Notes. Such Global Notes will be deposited with the Notes Custodian.

(b)            Pursuant to Section 2.01 of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A (other than, with respect to any Additional Notes, as permitted under Section 2.3). The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Company shall be entitled to issue Additional Notes under the Indenture pursuant to Section 2.3. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee.

(c)            The Notes shall be in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and agree to be bound thereby.

(e)            The Company will not pay any additional amounts to non-United States Holders of the Notes in respect of any tax assessment or government charge.

Section 2.3     Issuance of Additional Notes. After the Issue Date, the Company shall, subject to compliance with the terms of the Indenture but without notice to or the consent of any Holders, be entitled to create and issue Additional Notes under the Indenture, which Notes shall have identical terms as, and rank equally with, the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors of the Company and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b)            the issue price, the issue date, the initial interest accrual date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued with the same CUSIP number as the Notes previously issued under the Indenture if such Additional Notes are not fungible with such previously issued Notes for U.S. federal income tax purposes.

The Initial Notes and any Additional Notes shall vote and consent together on all matters (including for purposes of waivers and amendments) as one class; and neither the Initial Notes nor any Additional Notes shall have the right to vote or consent as a separate class on any matter. The Initial Notes and any Additional Notes shall together be deemed to constitute a single class or series for all purposes under the Indenture (including for purposes of redemptions).

Article Three

REDEMPTION

Section 3.1     Optional Redemption.

(a)            Prior to the Par Call Date, the Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption and (ii) 100% of the aggregate principal amount of the Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

(b)            On or after the Par Call Date, the Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

(c)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Section 3.2     Selection of Notes to be Redeemed. A partial redemption of the Notes may be effected pro rata or by lot or by such other method as the Trustee shall deem fair and appropriate. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the notes are held by the Depositary, the redemption of the notes shall be done in accordance with the policies and procedures of the Depositary.

Section 3.3     Sinking Fund. The Notes will not be subject to any sinking fund.

Article Four

CERTAIN COVENANTS

Section 4.1     Limitations on Liens.

(a)            So long as any Notes remain outstanding, the Company will not, directly or indirectly, incur, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness secured by a Lien upon any property or assets (including Capital Stock) of the Company, or any of its Subsidiaries or upon any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares of stock or Indebtedness are now existing or owned or hereafter created or acquired) without in any such case effectively providing, concurrently with or prior to the incurrence of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness to be so secured, that the Notes (together with, if the Company shall so determine, any other Indebtedness of or guarantee by the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Indebtedness to be so secured; provided, however, that the foregoing restrictions shall not apply to:

(1)            Liens on property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2)            Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by the Company or a Subsidiary of the Company or any of its Subsidiaries of such property, shares of stock or Indebtedness (which may include property previously leased by the Company or any of its Subsidiaries and leasehold interests on such property; provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price thereof, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(3)            Liens securing Indebtedness of any of the Company’s Subsidiaries or of the Company owing to the Company or any of its Subsidiaries;

(4)            Liens existing on the Issue Date, other than any Liens securing Indebtedness outstanding under the Credit Agreement;

(5)            Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease or other disposition or other transaction;

(6)            Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(7)            Liens securing all of the Notes or any guarantees of the Notes; or

(8)            any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) to (7), inclusive, without increase of the principal of the Indebtedness secured thereby; provided, however, that any Liens permitted by any of the foregoing clauses (1) to (7), inclusive, shall not extend to or cover any property of the Company or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto.

(b)            Notwithstanding the foregoing provisions of Section 4.1(a), the Company and its Subsidiaries may incur Indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without securing the Notes equally and ratably with (or prior to) such secured Indebtedness; provided that after giving effect thereto, the aggregate amount of all Indebtedness so secured by Liens (not including Liens permitted under clauses (1) through (8) above), together with all Attributable Debt outstanding pursuant to Section 4.2(b) does not at the time exceed 10% of the Consolidated Net Assets of the Company.

Section 4.2     Limitation on Sale and Lease-Back Transactions.

(a)            The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries directly or indirectly to, enter into any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1)            such transaction was entered into prior to the Issue Date;

(2)            such transaction was for the sale and leasing back to the Company of any property by one of the Company’s Subsidiaries;

(3)            such transaction involves a lease for not more than three years (or which may be terminated by the Company or such Subsidiary within a period of not more than three years);

(4)            the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and lease-back transaction without securing the Notes equally and ratably with (or prior to) such secured Indebtedness pursuant to clauses (1) through (8) of Section 4.1(a); or

(5)            the Company or any Subsidiary of the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Company or of any of its Subsidiaries or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and lease-back transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company.

(b)            Notwithstanding the restrictions set forth in Section 4.2(a), the Company and its Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt outstanding with respect to such transactions, together with all Indebtedness outstanding pursuant to Section 4.1(b), does not at the time exceed 10% of the Consolidated Net Assets of the Company.

Section 4.3     Change of Control Triggering Event.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Company has mailed or electronically delivered, or has caused to be mailed or electronically delivered, a notice of redemption pursuant to paragraph 6 of the Notes with respect to all outstanding Notes and redeems all Notes validly tendered pursuant to such notice of redemption, each Holder shall have the right to require the Company to repurchase such Holder’s Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of such purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the date of such purchase), in accordance with the terms set forth in this Section 4.3.

(b)            Within 30 days following any Change of Control Triggering Event, unless the Company has previously or concurrently mailed or electronically delivered a redemption notice with respect to all outstanding Notes pursuant to paragraph 6 of the Notes, the Company shall mail by first-class mail or electronically deliver if the Notes are held by the Depositary, a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)             that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the date of purchase);

(ii)            the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iii)           the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event pursuant to Section 4.3(f), which, in the Company’s discretion, may provide that the purchase date shall be delayed until a date that is no later than 90 days after the occurrence of the Change of Control Triggering Event;

(iv)           if the notice is mailed or electronically delivered prior to a Change of Control Triggering Event, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring; and

(v)            the instructions, as determined by the Company, consistent with this Section 4.3, that the Holder must follow in order to have that Holder’s Notes purchased.

(c)            Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased.

(d)           On the purchase date, all Notes purchased by the Company under this Section 4.3 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)            Notwithstanding the foregoing provisions of this Section 4.3, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.3 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f)            A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and may be conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(g)            The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.3. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.3, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.3 by virtue of its compliance with such securities laws or regulations.

Section 4.4     When the Company May Merge or Transfer Assets. The Company may not consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, in one transaction or a series of related transactions, any other Person, unless:

(a)            the Company shall be the continuing Person, or the successor Person formed by or resulting from such consolidation or merger or the Person which receives the transfer of such properties or assets (the “Successor”) shall be a Person organized and existing under the laws of the United States of America or any State or jurisdiction thereof and the Successor (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture;

(b)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale or lease and such supplemental indenture (if any) comply with clauses (a) and (b) above.

Section 4.5     Successor Corporation Substituted. The Successor will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture. The Company shall be relieved of all obligations and covenants under the Securities and this Indenture to the extent the Company was the predecessor Person; provided that in the case of a lease of all or substantially all of the Company’s properties or assets, the Company will not be released from the obligation to pay the principal of, premium, if any, and interest on the Securities.

Article Five

AMENDMENT, SUPPLEMENT AND WAIVER

Section 5.1     Without Consent of Holders of the Notes. The Indenture or the Notes may be amended, with respect to the Notes, without notice to or the consent of any Noteholder by the Company and the Trustee:

(1)            to cure any ambiguity, omission, defect or inconsistency;

(2)            to evidence the succession of another Person to the Company and the assumption by any such Person of the obligations of the Company in accordance with the provisions of Sections 4.4 and 4.5 of this Supplemental Indenture;

(3)            to add any additional Events of Default;

(4)            to add to the covenants of the Company for the benefit of the Holders of all the Notes or to surrender any right or power herein conferred upon the Company;

(5)            to add one or more guarantees for the benefit of Holders of the Notes;

(6)            [reserved];

(7)            to add collateral security with respect to the Notes or any Guarantee;

(8)            to add or appoint a successor or separate Trustee or other agent;

(9)            to provide for the issuance of any Additional Notes;

(10)          to comply with any requirement in connection with qualifying the Indenture under the Trust Indenture Act;

(11)          to comply with the rules of any applicable securities depository;

(12)          to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(13)          to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” set forth in the prospectus supplement dated April 8, 2026 relating to the sale of the Notes, to the extent such provision in such “Description of Notes” was intended to set forth, verbatim or in substance, a provision of the Indenture or the Notes; and

(14)          to make any change if the change does not adversely affect in any material respect the interests of any Holder of the Notes.

After an amendment under this Section 5.1 becomes effective, the Company shall mail or electronically deliver to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 5.1.

Section 5.2     With Consent of Holders of Notes. The Indenture or the Notes may be amended without notice to any Noteholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes) by the Company and the Trustee. However, without the consent of each Noteholder affected thereby, an amendment may not:

(1)            change the Stated Maturity of the principal of, or installment of interest on, any Note;

(2)            reduce the principal amount of, or the rate of interest on, any Notes;

(3)            reduce any premium, if any, payable on the redemption of any Note or change the date on which any Note may or must be redeemed or repaid (for the avoidance of doubt, the provisions set forth in Section 4.3 (including the definitions related thereto) may be amended or modified at any time prior to the occurrence of a Change of Control Triggering Event with the consent of Holders of at least a majority in aggregate principal amount of the Notes then outstanding);

(4)            change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;

(5)            [reserved];

(6)            impair the right of any Holder to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note;

(7)            reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required in order to take certain actions;

(8)            reduce the requirements for quorum or voting by Holders in the Indenture or the Notes;

(9)            modify any of the provisions of the Indenture regarding the waiver of past defaults and the waiver of certain covenants by Holders except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby; or

(10)          modify any of the above provisions of this Section 5.2.

It shall not be necessary for the consent of the Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 5.2 becomes effective, the Company shall mail or electronically deliver to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 5.2.

Section 5.3     Compliance with Trust Indenture Act. Every amendment to the Indenture or the Notes shall comply with the Trust Indenture Act as then in effect.

Section 5.4     Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to the Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

Section 5.5     Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Company shall provide in writing to the Trustee an appropriate notation to be placed on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 5.6     Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article Five if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall receive indemnity reasonably satisfactory to it and receive and (subject to Sections 8.01 and 8.03 of the Base Indenture) shall be fully protected in conclusively relying upon an Officers’ Certificate of the Company and an Opinion of Counsel stating that such amendment complies with the provisions of this Article Five and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company in accordance with its terms subject to customary exceptions.

Article Six

[RESERVED]

Article Seven

DEFAULTS AND REMEDIES

Section 7.1     Events of Default. An “Event of Default” occurs with respect to the Notes if:

(1)            there is a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for 30 days;

(2)            there is a default in the payment of the principal or premium, if any, of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption or otherwise;

(3)            the Company fails to comply with any of its agreements in the Notes or the Indenture (other than those referred to in clauses (1) or (2) above) and such failure continues for 90 days after the notice specified below;

(4)            there is a failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $300,000,000 or the equivalent thereof in any other currency or composite currency and such failure shall have continued for 30 days after the notice specified below; provided, however, that if any such failure shall cease, or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(5)            there is a default with respect to any Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $300,000,000 or the equivalent thereof in any other currency or composite currency without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after the notice specified below; provided, however, that if any such default or acceleration shall be cured, waived, rescinded or annulled then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(6)            the Company pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company in an involuntary case;

(B)	appoints a Custodian of the Company or for any substantial part of the property of the Company; or

(C)	orders the winding up or liquidation of the Company;

(or any similar relief is granted under any foreign laws) and the order, decree or relief remains unstayed and in effect for 60 consecutive days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default with respect to Notes under clauses (3), (4) or (5) of this Section 7.1 is not an Event of Default until the Trustee (by notice to the Company) or the Holders of at least 25% in aggregate principal amount of the outstanding Notes (by notice to the Company and to the Trustee) gives notice of the Default and the Company does not cure such Default within the time specified in said clause (3), (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 7.2     Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 7.1(6) or 7.1(7) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders, shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest shall be due and payable immediately. If an Event of Default specified in Section 7.1(6) or 7.1(7) with respect to the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 7.3     Other Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to collect the payment of principal of, premium, if any, or interest on the Notes or to collect such monies or protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

Section 7.4     Waiver of Past Defaults. The Holders of no less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of the Notes, waive any past or existing Default or Event of Default and its consequences except (1) a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Note or (2) a Default or Event of Default in respect of a provision that under Section 5.2 cannot be amended without the consent of each Noteholder affected. When a Default or Event of Default is waived, such Default or Event of Default shall cease to exist, and any Default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 7.5     Control by Majority. Upon provision of security or indemnity satisfactory to the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or of exercising any trust or power conferred on the Trustee. However, the Trustee, which may conclusively rely on opinions of counsel, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any actions or forbearances taken or suffered in accordance with such direction are unduly prejudicial to Noteholders not joining in such direction).

Section 7.6     Limitation on Suits. A Holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless:

(i)             An Event of Default shall have occurred and be continuing and the Holder gives to the Trustee prior written notice stating that an Event of Default is continuing;

(ii)            the Holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(iii)           such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any costs, liabilities or expenses in compliance with such request;

(iv)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)            the Holders of a majority in aggregate principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Section 7.7     Rights of Holders to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.8     Collection Suit by Trustee. If an Event of Default specified in Section 7.1(1) or 7.1(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 8.07 of the Base Indenture.

Section 7.9     Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its creditors or any other obligor upon the Notes, or any of their creditors or the property of the Company or such other obligor or their creditors and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 8.07 of the Base Indenture.

Section 7.10   Priorities. Any money or other property collected by the Trustee pursuant to this Article Seven, or any money or other property otherwise distributable in respect of the Company’s obligations under the Indenture, shall be applied in the following order:

FIRST: to the Trustee (including any predecessor Trustee) for amounts due under Section 8.07 of the Base Indenture;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Company.

The Trustee may, upon prior written notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 7.10. At least 15 days before such record date, the Company shall mail or electronically deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 7.11   Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.7 or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

Section 7.12    Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article Eight

APPLICATION OF SUPPLEMENTAL INDENTURE
AND CREATION OF THE INITIAL NOTES

Section 8.1     Application of This Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 8.2 below, are expressly and solely for the benefit of the Trustee and the Holders. The Initial Notes constitute a series of Securities as provided in Section 3.01 of the Base Indenture. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

Section 8.2     Effect of Supplemental Indenture.

(a)            With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 11.01(e) thereof to establish the form and terms of the Notes as set forth in this Supplemental Indenture, including, without limitation, as follows:

(i)             Definitions. The definition of each term set forth in Section 1.01 of the Base Indenture is, with respect to the Notes, deleted and replaced in its entirety by the definition ascribed to such term in Article One of this Supplemental Indenture to the extent any such term is defined in both the Base Indenture and this Supplemental Indenture.

(ii)            Provisions of General Application; Security Forms and Transfer and Exchange. The provisions of Article Two and Article Three of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Two of this Supplemental Indenture.

(iii)           Redemption. The provisions of Article Four of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Article Three of this Supplemental Indenture; provided that, Section 4.03 of the Base Indenture is, with respect the Notes, deleted and replaced in its entirety by Section 3.2 of this Supplemental Indenture.

(iv)           Covenants.

(A)	The provisions of Article Twelve of the Base Indenture are, with respect to the Notes, hereby supplemented by and shall be in addition to the provisions of Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture.

(B)	The provisions of Article Ten of the Base Indenture are, with respect to the Notes, hereby deleted and replaced in their entirety by the provisions of Sections 4.4 and 4.5 of this Supplemental Indenture.

(v)            Defeasance. With respect to the Notes, the first paragraph of Section 6.01(b) of the Base Indenture is deleted and replaced by the following:

“Subject to Sections 6.01(c) and 6.02, the Company at any time may terminate (i) all of its obligations under the Securities of any series and this Indenture (“legal defeasance option”) or (ii) the operation of Sections 7.1(3), 7.1(4), and 7.1(5) of the Supplemental Indenture and Sections 4.1, 4.2 and 4.3 of the Supplemental Indenture (“covenant defeasance option”) and, if specified pursuant to Section 3.01, its obligations under any other covenant. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.”

(vi)           Amendment, Supplement and Waiver. The provisions of Article Eleven (other than Section 11.05) of the Base Indenture are, with respect to the Notes, deleted and replaced in their entirety by the provisions of Article Five of this Supplemental Indenture.

(vii)          No Guarantees.

(A)	With respect to the Notes, notwithstanding anything in the Base Indenture or this Supplemental Indenture to the contrary, no Subsidiary of the Company shall be required to guarantee the Notes.

(B)	The provisions of Article Thirteen of the Base Indenture are, with respect to the Notes, deleted in their entirety.

(C)	The definition of each term below set forth in Section 1.01 of the Base Indenture is, with respect to the Notes, deleted in its entirety:

(1)	“Guarantee”; and

(2)	“Subsidiary Guarantor”.

(D)	Section 1.18 of the Base Indenture is, with respect to the Notes, deleted and replaced in its entirety by the following:

“Section 1.18.     Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES ISSUED UNDER THE INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.”

(E)	Section 6.02(d) of the Base Indenture is, with respect to the Notes, deleted and replaced in its entirety by the following:

“(d) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company;”

(F)	With respect to the Notes, “The Company and the Subsidiary Guarantors, jointly and severally, agree:” in Section 8.07 of the Base Indenture is deleted and replaced in its entirety by “The Company agrees:”.

(G)	To the extent not addressed by the foregoing provisions or otherwise by this Supplemental Indenture, any provision of the Base Indenture that references or contemplates any Subsidiary Guarantor is, with respect to the Notes, hereby amended so as to reflect that no Subsidiary of the Company shall be required to guarantee the Notes.

(viii)            Default and Remedies. The provisions of Article Seven of the Base Indenture are, with respect to the Notes, deleted and replaced in their entirety by the provisions of Article Seven of this Supplemental Indenture.

(b)            To the extent that the provisions of this Supplemental Indenture (including those referred to in Section 8.2(a) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, with respect to the Notes.

(c)            Except as set forth in this Supplemental Indenture, the provisions of the Base Indenture shall remain in full force and effect with respect to the Notes.

Article Nine

MISCELLANEOUS

Section 9.1     The Supplemental Indenture. The Base Indenture, as amended and modified by this Supplemental Indenture, hereby is in all respects ratified, confirmed and approved. This Supplemental Indenture shall be construed in connection with and as part of the Base Indenture.

Section 9.2     Counterparts. The parties may sign any number of copies of the Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove the Supplemental Indenture.

Section 9.3     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 9.4     Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.5     No Representation. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 9.6     Notices. Any notice or communication shall be in writing and delivered in person, electronically or mailed by first-class mail addressed as follows:

if to the Company:

Expedia Group, Inc.

1111 Expedia Group Way W

Seattle, WA 98119

Attention: Treasurer and Chief Legal Officer

Email: [INTENTIONALLY OMITTED]

if to the Trustee:

U.S. Bank Trust Company, National Association

190 South LaSalle Street, 10th Floor

Chicago, IL 60603

Attention: Corporate Trust Services – Expedia

email: linda.garcia@usbank.com

Any notices between the Company and the Trustee may be by electronic delivery, or certified first-class mail, receipt confirmed. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears on the registration books of the Securities Registrar and shall be sufficiently given if so mailed within the time prescribed. Notices or communications also may be electronically delivered to Noteholders.

Failure to mail or electronically deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 9.7     When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or an Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 9.8     Rules by Trustee, Paying Agent and Securities Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Securities Registrar and the Paying Agent may make reasonable rules for their functions.

Section 9.9     No Recourse Against Others. A director, officer, employee or stockholder (other than the Company), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 9.10   Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Securities Registrar and custodian with respect to any Global Notes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

EXPEDIA GROUP, INC.,
as Issuer

By:	/s/ Satinder (Tara) Thiara
	Name:	Satinder (Tara) Thiara
	Title:	Senior Vice President and Treasurer

[Signature Page to Third Supplemental Indenture]

U.S. Bank Trust Company,
National Association,
as Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

Exhibit A

FORM OF 5.500% SENIOR NOTE DUE 2036

(Face of Note)

5.500% Senior Notes due 2036

[Global Note Legend]

[Unless this certificate is presented by an authorized representative of the Depository Trust Company to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository Trust Company (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository Trust Company), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to the Depository Trust Company, to nominees of the Depository Trust Company or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to on the reverse hereof.]1

 1 These paragraphs should be included only if the Note is a Global Note.

EX A-1

No. ___________	$[ ]

(subject to adjustment as reflected in the Schedule
of Increases or Decreases in Global Note attached
hereto)

EXPEDIA GROUP, INC.

5.500% SENIOR NOTE DUE 2036

CUSIP NO. [                     ]
ISIN NO. [                     ]

Expedia Group, Inc., a Delaware corporation, for value received, promises to pay to ___________, or registered assigns, the principal sum of ___________ Dollars (subject to adjustment as reflected in the Schedule of Increases or Decreases in Global Note attached hereto) on April 15, 2036.

Interest Payment Dates: April 15 and October 15 of each year, commencing on [October 15, 2026] [first interest payment date relating to any Additional Notes].

Record Dates: April 1 and October 1 of each year (whether or not a Business Day).

Additional provisions of this Note are set forth on the other side of this Note.

EX A-2

IN WITNESS WHEREOF, EXPEDIA GROUP, INC. has caused this Note to be duly executed.

Dated: _________ _________, 20__

EXPEDIA GROUP, INC.,

By
Name:
Title:

EX A-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture:

Dated:

U.S. Bank Trust Company, National Association,
as Trustee

By:
Authorized Signatory

EX A-4

(Reverse of Note)

 5.500% Senior Notes due 2036

EXPEDIA GROUP, INC.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            Interest.

Expedia Group, Inc., a Delaware corporation (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate of 5.500% per annum.

The Company shall pay interest semiannually in arrears on April 15 and October 15 of each year (each such date, an “Interest Payment Date”), commencing on [October 15, 2026] [first Interest Payment Date relating to any Additional Notes]. Interest on the Notes shall accrue from [April 10, 2026] [date of issuance of any Additional Notes], or from the most recent date to which interest has been paid or duly provided for on the Notes.

Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.            Method of Payment.

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 (whether or not a Business Day) immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal and premium payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note held by the Depositary (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depository Trust Company. The Company may make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof or by wire transfer to an account located in the United States maintained by the payee; provided that such Holder shall have furnished the Paying Agent with wire transfer instructions satisfactory to the Paying Agent at least 15 calendar days prior to the payment date.

If any Interest Payment Date or other payment date of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that the payment was due, and no interest shall accrue on that payment for the period from and after that Interest Payment Date or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

EX A-5

3.            Paying Agent and Securities Registrar.

U.S. Bank Trust Company, National Association, shall initially act as Paying Agent and Securities Registrar. The Company may appoint and change any Paying Agent or Securities Registrar without notice to any Holder. The Company or any of its domestically organized wholly owned Subsidiaries may act as Paying Agent.

4.            Indenture.

The Company issued the Notes under an Indenture dated as of February 21, 2025 (the “Base Indenture”), as supplemented and amended by the Third Supplemental Indenture dated as of April 10, 2026 (the “Third Supplemental Indenture” and the Base Indenture, as so supplemented and amended and further supplemented or amended from time to time with respect to the Notes, the “Indenture”), among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Third Supplemental Indenture (the “Trust Indenture Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured, unsubordinated obligations of the Company. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date and any Additional Notes issued in accordance with Section 2.3 of the Third Supplemental Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to create Liens, enter into sale and lease-back transactions and enter into mergers and consolidations.

5.            Optional Redemption.

Prior to the Par Call Date, the Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption and (ii) 100% of the aggregate principal amount of the Notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

EX A-6

The following terms are relevant to the determination of the redemption price for any redemption prior to the Par Call Date:

“Par Call Date” means January 15, 2036, the date that is three (3) months prior to the Stated Maturity of the Notes.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

(i)            The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(ii)            If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

EX A-7

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Except as set forth above, the Notes shall not be redeemable at the election of the Company prior to maturity.

The Notes shall not be entitled to the benefit of any sinking fund.

6.            Notice of Redemption.

Notice of redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 15 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his registered address. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. Notes of $2,000 or less may be redeemed in whole and not in part. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before 11:00 a.m. (New York City time) on the Redemption Date (or, if the Company or any of its Subsidiaries is the Paying Agent, such money is segregated and held in trust), on and after the Redemption Date interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

Unless the Company defaults in the payment of the redemption price, interest on the Notes or portions of Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such notes are presented for payment.

7.            Put Provisions.

Upon a Change of Control Triggering Event, subject to limited exceptions, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the date of such repurchase) as provided in, and subject to the terms of, the Indenture.

EX A-8

8.            Denominations; Transfer; Exchange.

The Notes are in fully registered form without coupons in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture; provided that no service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Securities Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed and ending on the date of such mailing or electronic delivery.

9.            Persons Deemed Owners.

The registered holder of this Note shall be treated as the owner of it for all purposes (subject to the rights of a registered holder as of a record date prior thereto to receive interest due on an Interest Payment Date as provided herein and in the Indenture).

10.          Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years after the date of payment of principal, premium, if any, and interest, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, all liability of the Trustee and the Paying Agent with respect to such money shall cease and Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.          Defeasance.

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. dollars or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12.          [Reserved].

13.          Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes and (ii) any default or noncompliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange for Notes).

EX A-9

However, the Indenture requires the consent of each Holder that would be affected for certain specified amendments or modifications of the Indenture and the Notes. Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended, with respect to the Notes, without notice to or the consent of any Noteholder by the Company and the Trustee:

(1)            to cure any ambiguity, omission, defect or inconsistency;

(2)            to evidence the succession of another Person to the Company and the assumption by any such Person of the obligations of the Company in accordance with the provisions of Article Ten of the Base Indenture (as supplemented by the Third Supplemental Indenture);

(3)            to add any additional Events of Default;

(4)            to add to the covenants of the Company for the benefit of the Holders of all the Notes or to surrender any right or power herein conferred upon the Company;

(5)            to add one or more guarantees for the benefit of Holders of the Notes;

(6)            [reserved];

(7)            to add collateral security with respect to the Notes or any Guarantee;

(8)            to add or appoint a successor or separate Trustee or other agent;

(9)            to provide for the issuance of any Additional Notes;

(10)          to comply with any requirement in connection with qualifying the Indenture under the Trust Indenture Act;

(11)          to comply with the rules of any applicable securities depository;

(12)          to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(13)          to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” set forth in the prospectus supplement dated April 8, 2026 relating to the sale of the Notes, to the extent such provision in such “Description of Notes” was intended to set forth, verbatim or in substance, a provision of the Indenture or the Notes; and

(14)          to make any change if the change does not adversely affect in any material respect the interests of any Holder of the Notes.

EX A-10

14.           Defaults and Remedies.

Under the Indenture, Events of Default include:

(i) default for 30 days in payment of interest on the Notes;

(ii) default in payment of principal, or premium, if any, on the Notes when due at its Stated Maturity, upon optional redemption or otherwise;

(iii) failure by the Company to comply with any other agreement in the Indenture or the Notes, subject to notice and lapse of time;

(iv) failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $300,000,000, subject to certain conditions;

(v) default in respect of other Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $300,000,000, which results in the acceleration of such Indebtedness, subject to certain conditions; and

(vi) certain events of bankruptcy, insolvency or reorganization involving the Company.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency involving the Company are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal, premium, if any, or interest) if it in good faith determines that withholding notice is not opposed to their interest.

15.           Trustee Dealings with the Company.

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

16.           No Recourse Against Others.

A director, officer, employee or stockholder (other than the Company), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

EX A-11

17.           Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (custodian) and U/G/M/A (Uniform Gift to Minors Act).

19.           CUSIP and ISIN Numbers.

The Company has caused CUSIP and ISIN numbers and/or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers and/or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.           Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

EX A-12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint                    as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

Sign exactly as your name appears on the other side of this Note.

EX A-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.3 of the Third Supplemental Indenture (Change of Control Triggering Event), check the box:

☐ Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.3 of the Third Supplemental Indenture (Change of Control Triggering Event), state the principal amount to be purchased:

$

($1,000 or an integral multiple thereof, provided that the unpurchased portion of this Note must be in a principal amount of at least $2,000)

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EX A-14

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Notes Custodian

EX A-15